Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

China Natural Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common share, without par value	Rule 457(c) and Rule 457(h)	8,100,000	$0.63095	$5,110,695	0.0000927	$473.77

Total Offering Amounts					$5,110,695		$473.77

Total Fee Offsets							—

Net Fee Due							$473.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers any additional common shares, without par value (the “Common Shares”), of China Natural Resources, Inc., a British Virgin Islands company limited by shares, that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction that results in an increase in the number of outstanding Common Shares.

(2)	This Registration Statement registers 8,100,000 Common Shares issuable under the China Natural Resources, Inc. 2014 Equity Compensation Plan.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices per Common Share reported on the Nasdaq Capital Market on July 14, 2022, which date is within five business days prior to filing this Registration Statement.